Exhibit 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


                  We hereby consent to the inclusion in the Registration Statement on Form SB-2, of our report dated January 10, 2002, except for Note 8 as to which the date is November 26, 2002, relating to the financial statements of Care Concepts I, Inc. (formerly Care Concepts, Inc.) as of December 31, 2001 and for the years ended December 31, 2001 and 2000 and for the cumulative period from January 1, 2000 to December 31, 2001 and to the reference to our firm under the caption "Experts" in the Prospectus contained in said Registration Statement.


/s/  Angell & Deering             -
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     Angell & Deering
     Certified Public Accountants
     Denver, Colorado
     December 12, 2002